Exhibit 10.2

2011 Stock Incentive Plan

of Honeywell International Inc. and its Affiliates

Growth Plan Agreement

GROWTH PLAN AGREEMENT made in Morris Township, New Jersey, United States of America, as of the [DAY] day of [MONTH, YEAR] (the “Award Date”) between Honeywell International Inc. (which together with its subsidiaries and affiliates, when the context so indicates, is hereinafter referred to as the “Company”) and [EMPLOYEE NAME] (the “Employee”).

1.	Grant of Awards. The Company has granted to you [NUMBER] Growth Plan Units, subject to the terms of this Agreement and the terms of the 2011 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates (the “Plan”).
2.	Target and Actual Award. The number of Growth Plan Units awarded to you represents a target award for the Performance Cycle (as defined below). Each Growth Plan Unit has a target value of $100 (“Target Value”). Your actual award value (the “Actual Award”) is equal to the product of (i) the Target Value, (ii) the Plan Payout Percentage, and (iii) the number of Growth Plan Units awarded to you under this Agreement. For purposes of this Agreement, the “Plan Payout Percentage” shall be based on the achievement of the Performance Measures described in Section 3 below and may range from zero to a maximum of 200%.
3.	Performance Measures. The Plan Payout Percentage shall be determined based on [PERFORMANCE MEASURES] (collectively the “Performance Measures”) for the Performance Cycle. Performance Measures shall be determined at the Company level for eligible employees not assigned to one of the Company’s four strategic business groups (“SBG”), and at both the Company and SBG level for other eligible employees. For purposes of this determination, if you transfer from one of the Company’s businesses during the Performance Cycle, your award will be prorated for the number of days actively employed in that business.

[INCLUDE AS APPLICABLE: Notwithstanding anything in this Agreement to the contrary, except in the event of a Change in Control (as defined in the Plan), no Growth Plan Unit awards will be paid unless the Company attains a minimum level of [PERFORMANCE MEASURE] during the Performance Cycle. The minimum level of [PERFORMANCE MEASURE] shall be a [AMOUNT OR PERCENTAGE] over the Performance Cycle. In determining [PERFORMANCE MEASURE] for this purpose, the Management Development and Compensation Committee of the Company’s Board of Directors (the "Committee") shall [INCLUDE AS APPLICABLE: hold share count constant to [YEAR] for all periods and] exclude from its calculations unusual, infrequently occurring, and extraordinary items [INCLUDE AS APPLICABLE: as well as pension expense or pension income recorded] during the Performance Cycle.]

4.	Performance Cycles. The two year performance cycle to which this Agreement applies commences on [DATE] and ends on [DATE] (the “Performance Cycle”).

5.	Timing of Payments. The payment of Growth Plan Unit awards is contingent upon (i) the achievement of the performance criteria outlined in Section 3 above, and (ii) except as otherwise provided in this Agreement, you remaining actively employed by the Company on the applicable payment dates. Thus, for example, if you are receiving pay from the Company but not actively performing services therefore (including, but not limited to, severance periods, notice periods, and grandfathered vacation periods), you will not be considered “active” for purposes of the payment of Growth Plan Unit awards. To the extent a Growth Plan Unit award is earned, you will receive it in two installments (subject, of course, to the active employment criteria described herein). One-half of your Actual Award will be paid in [MONTH, YEAR]; the second half of your Actual Award will be paid in [MONTH, YEAR]; provided, however, that in no event will a payment be made later than two and one-half months from the end of the year in which the payment vests.
6.	Form of Payment. Growth Plan Units may be paid out in either cash or shares of the Company’s common stock (“Shares”), at the discretion of the Committee. Your award will be expressed in U.S. dollars. Payment shall be made in the same currency as your pay (“Local Currency”). In the event you receive pay in more than one Local Currency, the currency used for payment will be at the discretion of the Company or your employer. The Company will normalize your award value for any fluctuation in exchange rates between U.S. dollars and your Local Currency using the rate in effect for compensation planning at the beginning of the Performance Cycle. If your Actual Award is paid in Shares, the number of Shares shall be determined by dividing the Actual Award by the Fair Market Value (as defined in the Plan) of the Shares as of the date the Committee determines the amount of your Actual Award. Fractional Shares will always be paid in cash. No payment amounts will be credited with interest, and you may not defer the payment of any awards hereunder.
7.	Termination of Employment. If your employment with the Company is terminated for any reason other than death [or retirement as provided in Section 8] prior to the date a Growth Plan Unit payment is to be made pursuant to Section 5 above, any unpaid amounts shall be forfeited and your rights with respect to any Growth Plan Units will terminate unless the Committee, or its designee, determines otherwise in its sole and absolute discretion.
8.	Death[, or] Disability [or Retirement]. If your employment with the Company terminates because of death or you incur a Disability (as defined in the Plan) prior to the first installment payment of your Actual Award, you or your estate will receive the prorated value of your Actual Award. The prorated value of the Actual Award shall be determined by multiplying the Actual Award by a fraction, the numerator of which is the number of days you were actively employed by the Company during the Performance Cycle prior to your death or Disability, and the denominator of which is the total number of days from your first eligibility date during the Performance Cycle through the last day of the Performance Cycle. Such prorated Actual Award shall be payable in a single lump sum at the time the first installment payment is paid to other Growth Plan grantees. If your death or Disability occurs after the first installment payment of your Actual Award has been made but before the second installment payment has been made, the Company shall pay the second installment payment in a lump sum as soon as practicable after the date of death or Disability.

[INCLUDE AS APPLICABLE: If you retire from the Company and its Affiliates after you attain age 62 with 25 Years of Service (as defined in the Plan) and after the Performance Cycle ends, (i) but before the first installment of your Actual Award is paid, you will receive an amount equal to the sum of (A) the first installment and (B) the prorated value of the second installment, or (ii) but before the second installment of your Actual Award is paid, you will receive an amount equal to the prorated value of the second installment. For purposes of this paragraph, the prorated value of the second installment shall be determined by multiplying the second installment by a fraction, the numerator of which is the number of days you were actively employed by the Company and its Affiliates from the January 1st immediately following the end of the Performance Cycle to your separation from service date and the denominator of which is 439. Subject to Section 19, this amount shall be paid to you as soon as practicable following your separation from service with the Company and its Affiliates.

If you retire from the Company and its Affiliates after you attain age 64 with 25 Years of Service (as defined in the Plan) and after the Performance Cycle ends but before your full Actual Award is paid, you will receive an amount equal to the unpaid portion of your Actual Award, which subject to Section 19, shall be paid to you as soon as practicable following your separation from service with the Company and its Affiliates.]

9.	Change in Control. In the event of a Change in Control (as defined in the Plan) that occurs before the end of the Performance Cycle, you will be deemed to have earned an Actual Award at a Plan Payout Percentage of 100%. In such case, you shall receive both installments of your Actual Award in a single sum payment no later than the earlier of 90 days after the date of the Change in Control or two and one-half months after the end of the calendar year in which the Change in Control occurs. Such single sum payment may be in cash or Shares, as determined by the Committee.
10.	Change in Status. If your role within the Company changes during the Performance Cycle such that you would no longer be eligible to receive Growth Plan Units, this Agreement shall remain in full force and effect as if no such change had occurred.
11.	Requirements for and Forfeiture of Award.
a.	General. The Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 11 and in any other agreement that governs your noncompetition with Honeywell, your nonsolicitation of Honeywell’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Honeywell’s trade secrets and proprietary and confidential information. For purposes of this Section 11, the term “Honeywell” is defined as Honeywell International Inc. (a Delaware corporation having a place of business at Columbia Road and Park Avenue, Morris Township, Morris County, New Jersey), its predecessors, designees and successors, as well as its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.
b.	Remedies.
1.	You expressly agree and acknowledge that the forfeiture provisions of subsection 11.b.2. of this Agreement shall apply if, from the Award Date until the date that is twenty-four (24) months after your Termination of Employment for any reason, you enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which Honeywell is engaged if the business is competitive (in the sole judgment of the Committee) with Honeywell and the Committee has not approved the agreement or arrangement in writing.

2.	In addition to the relief described in any other agreement that governs your noncompetition with Honeywell, your nonsolicitation of Honeywell’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Honeywell’s trade secrets and proprietary and confidential information, if the Committee determines, in its sole judgment, that you have violated the terms of any such agreement or you have engaged in an act that violates subsection 11.b.1. of this Agreement, (i) any Growth Plan payment that has not yet been vested, earned or paid under this Agreement shall immediately be cancelled, and you shall forfeit any rights you have with respect to such payment as of the date of the Committee’s determination, and (ii) you shall immediately deliver to the Company cash equal in value to the gross Growth Plan payment you received under this Agreement during the period beginning twelve (12) months prior to your Termination of Employment and ending on the date of the Committee’s determination.
3.	Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.
12.	Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or to your local employer, prior to any issuance or delivery of a Growth Plan payment, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company or your local employer.
13.	Adjustments. Any adjustments to the Growth Plan Units will be governed by Section 5.3 of the Plan.
14.	Transfer of Awards. You may not transfer any interest in your Growth Plan Units or Actual Award. Any attempt to dispose of your interest in your Growth Plan Units or Actual Award shall be null and void.
15.	Plan Terms Govern. The vesting of and payment for Growth Plan Units, the disposition of any Shares received for Growth Plan Units, and the treatment of gain on the disposition of any such Shares, are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.

16.	Personal Data.
a.	By entering into this Agreement, and as a condition of the grant of the Growth Plan Units, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.
b.	You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all restricted units or other entitlement to shares or cash awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).
c.	You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of restricted units or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.
d.	You further understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).
e.	You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.
f.	You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.
17.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:
a.	The Company (and not your local employer) is granting your Growth Plan Units. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.	The Company may administer the Plan from outside your country of residence and United States law will govern all Growth Plan Units granted under the Plan.
c.	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.
d.	The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.
e.	The grant of Growth Plan Units hereunder, and any future grant of Growth Plan Units under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Growth Plan Units nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that except as provided in Section 15, no such amendment, suspension, or termination will adversely affect your rights hereunder.
f.	The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.
g.	Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.
18.	Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Growth Plan Units or Actual Award is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Agreement. You have no rights as a shareowner of the Company unless and until Shares are actually delivered to you.
19.	Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.

20.	Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Growth Plan Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Growth Plan Units.
21.	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
22.	Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.
23.	Acknowledgements. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Growth Plan Units, and that any prior agreements, commitments or negotiations concerning the Growth Plan Units are replaced and superseded.
24.	Award Acceptance. To retain this Award, you must accept it by signing the Agreement below and, by signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan. If you do not wish to accept this Award, you must contact Honeywell International Inc., Executive Compensation/AB-1D, 101 Columbia Road, Morristown, New Jersey 07962 in writing within thirty (30) days of the Award Date.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the facsimile signature of its Chairman of the Board and Chief Executive Officer as of the Award Date.

HONEYWELL INTERNATIONAL INC.

By: /s/ David M. Cote

Chairman of the Board and Chief Executive Officer

Employee’s signature